April 2025

Pricing Supplement No. 7,561

Registration Statement Nos. 333-275587; 333-275587-01

Dated April 4, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Buffered Securities Based on the Value of the Russell 2000® Index due April 3, 2030

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered Securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Buffered Securities will pay no interest, provide a minimum payment at maturity of only 15% of the stated principal amount and have the terms described in the accompanying product supplement for participation securities, index supplement and prospectus, as supplemented or modified by this document. The initial average index value will be equal to the arithmetic average of the index closing values on each of the initial averaging dates. The final average index value, which will be used to calculate the payment at maturity, will be equal to the arithmetic average of the index closing values on each of the final averaging dates, as further described below. At maturity, if the final average index value is greater than or equal to the initial average index value, investors will receive $1,385.50 per $1,000 stated principal amount plus an additional return of 0.525% for each 1% by which the final average index value exceeds the initial average index value, subject to the maximum payment at maturity, as set forth below. If the final average index value is less than the initial average index value but greater than or equal to the strike index value, investors will receive the stated principal amount of their investment plus a return of 2.57% for each 1% of the initial average index value by which the final average index value exceeds the strike index value. However, if the final average index value is less than the strike index value, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 15% of the stated principal amount. Investors may lose up to 85% of the stated principal amount of the Buffered Securities. These long-dated Buffered Securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside returns above the maximum payment at maturity in exchange for the strike return and buffer features that in each case apply to a limited range of performance of the underlying index. The Buffered Securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Buffered Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	April 3, 2030
Underlying index:	Russell 2000® Index
Aggregate principal amount:	$2,000,000
Payment at maturity per Buffered Security:

If the final average index value is greater than or equal to the initial average index value:

$1,385.50 + [$1,000 × index return × 52.50%]

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final average index value is less than the initial average index value but greater than or equal to the strike index value:

$1,000 + [$1,000 × index strike return × 257%]

If the final average index value is less than the strike index value:

($1,000 × index performance factor) + $150

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the payment due at maturity be less than $150 per Buffered Security.

Index return:	(final average index value – initial average index value) / initial average index value
Index strike return:	(final average index value – strike index value) / initial average index value
Initial average index value:	The arithmetic average of the index closing values on each of the initial averaging dates
Strike index value:	85% of the initial average index value
Final average index value:	The arithmetic average of the index closing values on each of the final averaging dates
Initial averaging dates:	Each index business day on which there is no market disruption event during the approximately 3-month period from and including April 2, 2025 to and including July 2, 2025.
Final averaging dates:	Each index business day on which there is no market disruption event during the approximately 3-month period from and including January 2, 2030 to and including March 29, 2030.
Buffer amount:	15%
Minimum payment at maturity:	$150 per Buffered Security (15% of the stated principal amount)
Index performance factor:	Final average index value divided by the initial average index value
Maximum payment at maturity:	$1,553.50 per Buffered Security (155.35% of the stated principal amount)
Stated principal amount:	$1,000 per Buffered Security
Issue price:	$1,000 per Buffered Security (see “Commissions and issue price” below)
Pricing date:	April 4, 2025
Original issue date:	April 9, 2025 (3 business days after the pricing date)
CUSIP:	61778JSN1
ISIN:	US61778JSN18
Listing:	The Buffered Securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$983.40 per Buffered Security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)	Proceeds to us(3)
Per Buffered Security	$1,000	$0.00(1)
$2.50(2)	$997.50
Total	$2,000,000	$5,000	$1,995,000

(1)MS & Co., the agent, will not receive a sales commission in connection with the Buffered Securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $2.50 for each Buffered Security.

(3)See “Use of proceeds and hedging” on page 15.

The Buffered Securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Buffered Securities” and “Additional Information About the Buffered Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Participation Securities dated November 16, 2023 Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due April 3, 2030

Principal at Risk Securities

Investment Summary

Buffered Securities

Principal at Risk Securities

The Buffered Securities Based on the Value of the Russell 2000® Index due April 3, 2030 (the "Buffered Securities") can be used:

￭As an alternative to direct exposure to the underlying index that offers upside exposure for a certain range of performance of the underlying index, subject to the maximum payment at maturity

￭To potentially obtain upside exposure to the underlying index in a bullish or moderately bearish scenario by taking advantage of the strike return feature

￭To obtain a buffer against a specified level of negative performance in the underlying index

Maturity:	Approximately 5 years
Maximum payment at maturity:	$1,553.50 per Buffered Security (155.35% of the stated principal amount)
Strike index value:	85% of the initial average index value
Buffer amount:	15%, with 1-to-1 downside exposure below the buffer
Minimum payment at maturity:	$150 per Buffered Security (15% of the stated principal amount). Investors may lose up to 85% of the stated principal amount of the Buffered Securities.
Coupon:	None

The original issue price of each Buffered Security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Buffered Securities, which are borne by you, and, consequently, the estimated value of the Buffered Securities on the pricing date is less than $1,000. We estimate that the value of each Buffered Security on the pricing date is $983.40.

What goes into the estimated value on the pricing date?

In valuing the Buffered Securities on the pricing date, we take into account that the Buffered Securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the Buffered Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered Securities?

In determining the economic terms of the Buffered Securities, including the maximum payment at maturity, the buffer amount, the strike index value and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered Securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered Securities?

The price at which MS & Co. purchases the Buffered Securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Buffered Securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered Securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

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Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due April 3, 2030

Principal at Risk Securities

MS & Co. may, but is not obligated to, make a market in the Buffered Securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due April 3, 2030

Principal at Risk Securities

Key Investment Rationale

The Buffered Securities offer upside exposure for a certain range of performance of the underlying index, subject to the maximum payment at maturity, to the extent that the final average index value is greater than the initial average index value or strike index value, as applicable, while providing limited protection against negative performance of the underlying index. The initial average index value will be equal to the arithmetic average of the index closing values on each of the initial averaging dates. The final average index value, which will be used to calculate the payment at maturity, will be equal to the arithmetic average of the index closing values on each of the final averaging dates. At maturity, if the final average index value is greater than or equal to the initial average index value, investors will receive $1,385.50 per $1,000 stated principal amount plus an additional return of 0.525% for each 1% by which the final average index value exceeds the initial average index value, subject to the maximum payment at maturity. At maturity, if the final average index value is less than the initial average index value but greater than or equal to the strike index value, investors will receive the stated principal amount of their investment plus a return of 2.57% for each 1% of the initial average index value by which the final average index value exceeds the strike index value. However, if the final average index value is less than the strike index value, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity. Investors may lose up to 85% of the stated principal amount of the Buffered Securities.

Upside Scenario 1: Leveraged Performance Up to a Cap

The final average index value is greater than or equal to the initial average index value, and, at maturity, the Buffered Securities redeem for $1,385.50 per $1,000 stated principal amount plus an additional return of 0.525% for each 1% by which the final average index value exceeds the initial average index value, subject to the maximum payment at maturity of $1,553.50 per Buffered Security (155.35% of the stated principal amount).

Upside Scenario 2: Upside Performance Within a Specified Range

The final average index value is less than the initial average index value but greater than or equal to the strike index value, and, at maturity, the Buffered Securities redeem for the stated principal amount of $1,000 plus a return of 2.57% for each 1% of the initial average index value by which the final average index value exceeds the strike index value.

Downside Scenario

The underlying index declines in value by more than 15% (meaning that the final average index value is less than the strike index value), and, at maturity, the Buffered Securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease in the final average index value from the initial average index value, plus the buffer amount of 15%. (Example: if the final average index value decreases from the initial average index value by 35%, the Buffered Securities will redeem for $800, or 80% of the stated principal amount.) The minimum payment at maturity is $150 per Buffered Security.

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Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due April 3, 2030

Principal at Risk Securities

How the Buffered Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered Securities based on the following terms:

Stated principal amount:	$1,000 per Buffered Security
Maximum payment at maturity:	$1,553.50 per Buffered Security (155.35% of the stated principal amount)
Strike index value:	85% of the initial average index value
Buffer amount:	15%
Minimum payment at maturity:	$150 per Buffered Security

Buffered Securities Payoff Diagram

How it works

￭Upside Scenario 1. If the final average index value is greater than or equal to the initial average index value, investors will receive $1,385.50 per $1,000 stated principal amount plus an additional return of 0.525% for each 1% by which the final average index value exceeds the initial average index value, subject to the maximum payment at maturity. Under the terms of the Buffered Securities, an investor will realize the maximum payment at maturity of $1,553.50 per Buffered Security (155.35% of the stated principal amount) at a final average index value of 132% of the initial average index value.

￭If the final average index value is equal to 115% of the initial average index value, the investor would receive a 46.425% return, or $1,464.25 per Buffered Security.

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Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due April 3, 2030

Principal at Risk Securities

￭If the final average index value is equal to 190% of the initial average index value, the investor would receive only the maximum payment at maturity of $1,553.50 per Buffered Security, or 155.35% of the stated principal amount.

￭Upside Scenario 2. If the final average index value is less than the initial average index value but greater than or equal to the strike index value, investors will receive the stated principal amount of their investment plus a return of 2.57% for each 1% of the initial average index value by which the final average index value exceeds the strike index value.

￭If the final average index value is equal to 90% of the initial average index value, the investor would receive a 12.85% return, or $1,128.50 per Buffered Security.

￭Downside Scenario. If the final average index value is less than the strike index value, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the value of the underlying index from the initial average index value, plus the buffer amount of 15%. The minimum payment at maturity is $150 per Buffered Security.

￭For example, if the underlying index depreciates 45%, investors would lose 30% of their principal and receive only $700 per Buffered Security at maturity, or 70% of the stated principal amount.

The initial average index value will be equal to the arithmetic average of the index closing values on each of the initial averaging dates, and the final average index values, which will be used to calculate the payment at maturity, will be equal to the arithmetic average of the index closing value on each of the final averaging dates. See “Risk Factors—“ You will not know the initial average index value on the pricing date; the value of the underlying index on one or more initial averaging dates may adversely affect the initial average index value” and “The final average index value is based on the arithmetic average of the index closing values on each of the final averaging dates during the approximately 3-month period from and including January 2, 2030 to and including March 29, 2030, and therefore the payment at maturity may be less than if it were based solely on the index closing value on the last final averaging date.”

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Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due April 3, 2030

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Buffered Securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for participation securities, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered Securities.

Risks Relating to an Investment in the Buffered Securities

￭The Buffered Securities do not pay interest and provide a minimum payment at maturity of only 15% of your principal. The terms of the Buffered Securities differ from those of ordinary debt securities in that the Buffered Securities do not pay interest, and provide a minimum payment at maturity of only 15% of the stated principal amount of the Buffered Securities, subject to our credit risk. If the final average index value is less than the strike index value, you will receive for each Buffered Security that you hold a payment at maturity that is less than the stated principal amount of each Buffered Security by an amount proportionate to the decline in the final average index value from the initial average index value, plus $150 per Buffered Security. Accordingly, investors may lose up to 85% of the stated principal amount of the Buffered Securities.

￭The appreciation potential of the Buffered Securities is limited by the maximum payment at maturity. The appreciation potential of the Buffered Securities is limited by the maximum payment at maturity of $1,553.50 per Buffered Security, or 155.35% of the stated principal amount. Although the Buffered Securities provide positive returns if the final average index value is above the strike index value, because the payment at maturity will be limited to 155.35% of the stated principal amount for the Buffered Securities, any increase in the final average index value over the initial average index value by more than 32% of the initial average index value will not further increase the return on the Buffered Securities.

￭The market price of the Buffered Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Buffered Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered Securities in the secondary market, including the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining until the Buffered Securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final average index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Buffered Securities will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Russell 2000® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered Security if you try to sell your Buffered Securities prior to maturity.

￭The Buffered Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered Securities. You are dependent on our ability to pay all amounts due on the Buffered Securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Buffered Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Buffered Securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭You will not know the initial average index value on the pricing date; the value of the underlying index on one or more initial averaging dates may adversely affect the initial average index value. Because the initial average index value is calculated over daily initial averaging dates during an approximately 3-month period, the initial average index value will not be determined until the last initial averaging date, and, accordingly, you will not know the initial average index value on the pricing date. It is possible that the underlying index may increase in value over the initial averaging dates, which will increase the initial average index value. The initial average index value may be higher than if it were based on the closing value of the underlying

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Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due April 3, 2030

Principal at Risk Securities

index on the pricing date or on other dates. Investing in the Buffered Securities in not the same as investing in securities that offer 1-to-1 upside exposure to the performance of the underlying index.

￭The final average index value is based on the arithmetic average of the index closing values on each of the final averaging dates during the approximately 3-month period from and including January 2, 2030 to and including March 29, 2030, and therefore the payment at maturity may be less than if it were based solely on the index closing value on the last final averaging date. The amount payable at maturity will be calculated by reference to the average of the index closing values on the final averaging dates during the period from and including January 2, 2030 to and including March 29, 2030. Therefore, in calculating the final average index value, positive performance of the underlying index as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the final average index value, calculated based on the index closing value on each of the final averaging dates, may be less than the index closing value on the last final averaging date, and as a result, the payment at maturity you receive may be less than if it were based solely on the index closing value on the last final averaging date. Investing in the Buffered Securities is not the same as investing in securities that offer 1-to-1 upside exposure to the performance of the underlying index.

￭Investing in the Buffered Securities is not equivalent to investing in the underlying index. Investing in the Buffered Securities is not equivalent to investing in the underlying index or its component stocks. As an investor in the Buffered Securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered Securities in the original issue price reduce the economic terms of the Buffered Securities, cause the estimated value of the Buffered Securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered Securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered Securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered Securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered Securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the Buffered Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered Securities than those generated by others, including other dealers in the market, if they attempted to value the Buffered Securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered Securities in the secondary market (if any exists) at any time. The value of your Buffered Securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Buffered Securities will be influenced by many unpredictable factors” above.

￭The Buffered Securities will not be listed on any securities exchange and secondary trading may be limited. The Buffered Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered Securities. MS & Co. may, but is not obligated to, make a market in the Buffered Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Buffered Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Buffered Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered Securities easily. Since

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Morgan Stanley Finance LLC

Buffered Securities Based on the Value of the Russell 2000® Index due April 3, 2030

Principal at Risk Securities

other broker-dealers may not participate significantly in the secondary market for the Buffered Securities, the price at which you may be able to trade your Buffered Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Buffered Securities, it is likely that there would be no secondary market for the Buffered Securities. Accordingly, you should be willing to hold your Buffered Securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered Securities. As calculation agent, MS & Co. will determine the initial average index value, the strike index value and the final average index value, and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final average index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Buffered Securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Buffered Securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final averaging dates approach. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities prior to or during the initial averaging dates could potentially increase the initial average index value, and, therefore, could increase the value at or above which the underlying index must close on the averaging dates so that investors do not suffer a loss on their initial investment in the Buffered Securities. Additionally, such hedging or trading activities during the term of the Buffered Securities, including on the final averaging dates, could adversely affect the closing value of the underlying index on the final averaging dates, and, accordingly, the amount of cash an investor will receive at maturity.

￭The U.S. federal income tax consequences of an investment in the Buffered Securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for participation securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered Securities. There is no direct legal authority regarding the proper U.S. federal tax treatment of the Buffered Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Buffered Securities are uncertain, and the IRS or a court might not agree with the tax treatment of a Buffered Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. In addition, if an Early Fixing Event (as defined in this document) occurs, it is possible that a U.S. Holder would be treated as exchanging the Buffered Securities for debt instruments. If the IRS were successful in asserting an alternative treatment of the Buffered Securities, the tax consequences of the ownership and disposition of the Buffered Securities, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Buffered Securities, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered Securities, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

￭The Buffered Securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. The Buffered Securities are linked to the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources

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and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

￭Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Buffered Securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Buffered Securities or the component securities of the underlying index, or engaging in transactions therein, and any such action could adversely affect the value of the underlying index or the Buffered Securities. These regulatory actions could result in restrictions on the Buffered Securities and could result in the loss of a significant portion or all of your initial investment in the Buffered Securities, including if you are forced to divest the Buffered Securities due to the government mandates, especially if such divestment must be made at a time when the value of the Buffered Securities has declined.

￭Adjustments to the underlying index could adversely affect the value of the Buffered Securities. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the Buffered Securities will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

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Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by FTSE International Limited (“FTSE Russell”), and measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. The companies included in the Russell 2000® Index are the middle 2,000 (i.e., those ranked 1,001 through 3,000) of the companies that form the Russell 3000E™ Index. The Russell 2000® Index represents approximately 7% of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell Indices—Russell 2000® Index” in the accompanying index supplement.

Information as of market close on April 4, 2025:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	1,827.032
52 Weeks Ago:	2,053.828
52 Week High (on 11/25/2024):	2,442.031
52 Week Low (on 4/4/2025):	1,827.032

The following graph sets forth the daily index closing values of the underlying index for each quarter in the period from January 1, 2020 through April 4, 2025. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on April 4, 2025 was 1,827.032. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical values of the underlying index as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index on any day.

Russell 2000® Index Daily Index Closing Values January 1, 2020 to April 4, 2025

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Russell 2000® Index	High	Low	Period End
2020
First Quarter	1,705.215	991.160	1,153.103
Second Quarter	1,536.895	1,052.053	1,441.365
Third Quarter	1,592.287	1,398.920	1,507.692
Fourth Quarter	2,007.104	1,531.202	1,974.855
2021
First Quarter	2,360.168	1,945.914	2,220.519
Second Quarter	2,343.758	2,135.139	2,310.549
Third Quarter	2,329.359	2,130.680	2,204.372
Fourth Quarter	2,442.742	2,139.875	2,245.313
2022
First Quarter	2,272.557	1,931.288	2,070.125
Second Quarter	2,095.440	1,649.836	1,707.990
Third Quarter	2,021.346	1,655.882	1,664.716
Fourth Quarter	1,892.839	1,682.403	1,761.246
2023
First Quarter	2,001.221	1,720.291	1,802.484
Second Quarter	1,896.333	1,718.811	1,888.734
Third Quarter	2,003.177	1,761.609	1,785.102
Fourth Quarter	2,066.214	1,636.938	2,027.074
2024
First Quarter	2,124.547	1,913.166	2,124.547
Second Quarter	2,109.459	1,942.958	2,047.691
Third Quarter	2,263.674	2,026.727	2,229.970
Fourth Quarter	2,442.031	2,180.146	2,230.158
2025
First Quarter	2,317.968	1,993.690	2,011.913
Second Quarter (through April 4, 2025)	2,045.364	1,827.032	1,827.032

“Russell 2000® Index” and “Russell 3000ETM Index” are trademarks of FTSE Russell. For more information, see “Russell Indices” in the accompanying index supplement.

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Additional Terms of the Buffered Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	FTSE Russell, or any successor thereof
Index closing value:

The index closing value on any index business day shall be determined by the calculation agent and shall equal the closing value of the underlying index or any successor index reported by Bloomberg Financial Services, or any successor reporting service the calculation agent may select, on such index business day. In certain circumstances, the index closing value for the underlying index will be based on the alternate calculation of the underlying index as described under “Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement. The closing value of the underlying index reported by Bloomberg Financial Services may be lower or higher than the official closing value of the underlying index published by the underlying index publisher for the underlying index.

Interest:	None
Denominations:	$1,000 per Buffered Security and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Initial averaging dates:

If any scheduled initial averaging date, including July 2, 2025, is not an index business day with respect to the underlying index or if a market disruption event occurs on any initial averaging date with respect to the underlying index, such day will not be counted for the purposes of calculating the initial average index value.

Final averaging dates:

If any scheduled final averaging date, including March 29, 2030, is not an index business day with respect to the underlying index or if a market disruption event occurs on any final averaging date with respect to the underlying index, such day will not be counted for the purposes of calculating the final average index value.

Issuer notice to registered security holders, the trustee and the depositary:

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each Buffered Security on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Buffered Securities to the trustee for delivery to the depositary, as holder of the Buffered Securities, on the maturity date.

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Additional Information About the Buffered Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 Buffered Security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a Buffered Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Buffered Securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for participation securities, the following U.S. federal income tax consequences should result based on current law:

￭Subject to the discussion concerning an “Early Fixing Event” (as defined below), a U.S. Holder should not be required to recognize taxable income over the term of the Buffered Securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the Buffered Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered Securities. Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered Securities for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the Buffered Securities. An alternative characterization of the Buffered Securities could materially and adversely affect the tax consequences of ownership and disposition of the Buffered Securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered Securities, possibly with retroactive effect.

Because the payment at maturity is determined by reference to the value of the underlying index on the final averaging dates, it is possible that the payment at maturity could become fixed, or subject to a minimum level that equals or exceeds the issue price, prior to the final valuation date (an “Early Fixing Event”). Upon an Early Fixing Event, it is possible that a holder would be treated as exchanging each of its Buffered Securities for instruments treated as debt for U.S. federal income tax purposes. If this treatment applied, a U.S. Holder might be required to recognize any gain on the Buffered Securities, and the U.S. Holder’s tax consequences of holding the Buffered Securities after the Early Fixing Event would likely be significantly affected. In particular, a U.S. Holder would likely be required to recognize ordinary interest income on the Buffered Securities in advance of their retirement or earlier disposition, and any gain upon disposition thereafter would likely be treated as ordinary income. A Non-U.S. Holder might be required to fulfill certain certification requirements in order to avoid being subject to U.S. federal withholding tax in respect of the Buffered Securities. Notwithstanding the foregoing, our counsel believes that it is more likely than not that such treatment will not apply and that you will instead recognize any gain at maturity or an earlier disposition of the Buffered Securities. You should consult your tax advisor regarding the consequences of an Early Fixing Event.

As discussed in the accompanying product supplement for participation securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Buffered Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Buffered Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Buffered Securities.

Both U.S. and non-U.S. investors considering an investment in the Buffered Securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for participation securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered Securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for participation securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered Securities.

Use of proceeds and hedging:

The proceeds from the sale of the Buffered Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Buffered Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Buffered Securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Buffered Securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Buffered Securities.

On or prior to the initial averaging dates, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Buffered Securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, futures and options contracts on the underlying index and any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial average index value, and, therefore, could increase the value at or above which the underlying index must close on the final averaging dates so that investors do not suffer a loss on their initial investment in the Buffered Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Buffered Securities, including on the final averaging dates, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final averaging dates approach. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the Buffered Securities or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for participation securities.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered Securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the Buffered Securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. MS & Co., the agent, will not receive a sales commission in connection with the Buffered Securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement. Morgan Stanley Wealth Management will receive a structuring fee of $2.50 for each Buffered Security. The costs included in the original issue price of the Buffered Securities will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered Securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Buffered Securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for participation securities.

Validity of the Buffered Securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Buffered Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Buffered Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of

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the Buffered Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for participation securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for participation securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for participation securities, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Participation Securities dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for participation securities, in the index supplement or in the prospectus.

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